UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
of the
SECURITIES EXCHANGE ACT OF 1934

Date of Event Requiring Report: October 13, 2006

OPENLIMIT, INC.

(Exact name of registrant as specified in its charter)

Florida
(State or other jurisdiction of incorporation or organization)

000-28731 (Commission File Number)	98-0211356 (IRS Employer Identification Number)

Henry Dattler, Chief Executive Officer
Zugerstrasse 76B, Baar, Switzerland CH 6341

(Address of principal executive offices)

011 41 41 560 1023
(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02           Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b)     Effective October 13, 2006, the board of directors of OpenLimit, Inc. (the “Company”) accepted the resignation of Marc Gurov as a Company director, chief financial officer and principal accounting officer.

Effective October 13, 2006, the board of directors of the Company accepted the resignation of Reinhard Stueber as a Company director.

(c)     Effective October 13, 2006, the board of directors of the Company appointed Henry Dattler as chief financial officer and principal accounting officer in addition to his duties as chief executive officer. Mr. Dattler also serves as the Company’s sole director.

Mr.     Dattler graduated from high school in Munich, Germany with a university entrance diploma and enrolled in the Politechnikum. Mr. Dattler worked for over 30 years as an entrepreneur in various international business ventures. Over the last four years, Mr. Dattler has served as the chairman and chief executive officer of OPENLiMiT Holding AG and its subsidiaries.

The Company has entered into certain related transactions with Mr. Dattler.

On May 5, 2005, the Company issued 2,581,618 shares of common stock in settlement of a loan payable to Mr. Dattler. The shares were issued with 5,163,236 warrants to purchase additional common stock. The warrants were cancelled effective September 2, 2005.

On April 25, 2003, the Company entered into an agreement with the shareholders of OPENLiMiT Holding AG to acquire all the issued and outstanding shares of OPENLiMiT Holding AG. Mr. Dattler received 7,500,000 shares of the Company’s common stock in exchange for his shares in OPENLiMiT Holding AG.

The Company has not entered into any employment agreement in connection with Mr. Dattler’s appointment as chief financial officer and principal accounting officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OPENLiMiT, Inc.

Date: October 13, 2006

By: /s/ Henry Dattler

Name: Henry Dattler

Title: Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer